Exhibit 99.1

               New York Community Bancorp, Inc. Reports
              3rd Quarter 2005 Diluted GAAP EPS of $0.30
                    and Diluted Cash EPS of $0.32

    WESTBURY, N.Y.--(BUSINESS WIRE)--Oct. 19, 2005--

  Looks Forward to the Benefits of the Strategic Acquisitions of Long
         Island Financial Corp. and Atlantic Bank of New York

    3rd Quarter 2005 Highlights

    -- Tangible stockholders' equity equaled 5.58% of tangible assets at quarter-end excluding net unrealized losses on securities, representing a year-to-date increase of 19 basis points; including net unrealized losses, the ratio improved 15 basis points to 5.37%

    --  The Bank's leverage capital ratio equaled 8.76% at quarter-end

    -- At quarter-end, securities totaled $5.6 billion, representing 22.6% of total assets; loans totaled $15.9 billion, representing 63% of total assets, including $12.0 billion of multi-family loans, representing 76% of total loans

    -- Reflecting the repositioning of the balance sheet that began in June 2004, securities are down $7.9 billion, or 58%; loans are up $4.0 billion, or 32%; deposits are up $1.1 billion, or 11%; and wholesale borrowings are down $5.6 billion, or 35%

    -- Since August 1st, the Company has announced strategic acquisitions of Long Island Financial Corp. and Atlantic Bank of New York. As a result of these prospective acquisitions, the Company expects to have:



        --  Total assets of approximately $27.0 billion;

        -- Net securities of approximately $5.2 billion, representing 19% of total assets;

        -- Loans of approximately $17.2 billion, representing 64% of total assets; and

        -- Deposits of approximately $13.4 billion, including core deposits of approximately $8.8 billion, representing 66% of total deposits


    New York Community Bancorp, Inc. (NYSE: NYB) today reported third quarter 2005 earnings of $77.6 million, or $0.30 per diluted share, generating a 1.38% return on average tangible assets ("ROTA") and a 26.49% return on average tangible stockholders' equity ("ROTE"). The Company's cash earnings for the quarter totaled $83.8 million, or $0.32 per diluted share, generating an ROTA of 1.46% and an ROTE of 27.98%.(1)
    For the nine months ended September 30, 2005, the Company reported earnings of $255.2 million, or $0.97 per diluted share, providing returns on average assets and stockholders' equity of 1.53% and 29.59%, respectively. The Company's cash earnings for the current nine-month period amounted to $274.6 million, or $1.05 per diluted share, and provided an ROTA of 1.61% and an ROTE of 31.20%.(1)
    In view of the significant difference in the Company's balance sheet as a result of the repositioning in June 2004 and the Company's subsequent actions, management believes that a comparison of the Company's results for the third and second quarters of 2005 is more germane to understanding the progress made, and the Company's current direction, than a comparison of its third quarter and nine-month 2005 and 2004 results.

    Acquisitions Expected to Enhance Earnings, Improve Margin, and Generate Core Deposit Growth

    Commenting on the Company's third quarter 2005 performance, President and Chief Executive Officer Joseph R. Ficalora stated, "The quarter was consistent with our expectations, and reflects the actions we have been taking to position ourselves for the challenges and opportunities that lie ahead. As the two acquisitions we've recently announced suggest, we are very much focused on the future, and the opportunity to enhance our earnings, improve our margin, and generate core deposit growth. Between them, LICB and Atlantic Bank are expected to bring $1.5 billion in low-cost core deposits, and a loan portfolio that both complements and builds upon our own. With the addition of 29 branches, including five in Manhattan, the acquisitions also represent the potential to build our customer base and our revenue stream.
    "Looking at our balance sheet at the end of the quarter, we see the ongoing benefit of our repositioning," Mr. Ficalora said. "At $5.6 billion, securities now represent 22.6% of total assets, and are expected to decline to 19% in connection with the completion of the transaction with Atlantic Bank. At $15.9 billion, total loans now represent 63% of total assets, and are on target to meet our internal growth expectations by the end of the year. These improvements in our balance sheet reflect the strength of our business model and, we expect, will only be enhanced by the acquisitions that are soon to take place.
    "In anticipation of further short-term rate increases by the FOMC and the expected infusion of core deposits through the LICB and Atlantic Bank transactions, we took the opportunity to reposition our deposit mix. While deposits are up year-to-date, they declined on a linked-quarter basis," Mr. Ficalora noted, "reflecting our decision to run off brokered deposits that we had added in the second quarter in order to fund the high volume of loans we produced. At the same time, we decided to shift our focus from liquid money market accounts to term deposits in order to stabilize our deposit base. As a result, CDs have grown 14% in the last three months.
    "Although funding costs continue to rise, as they have for the past five quarters, the magnitude of the contraction in our margin has begun to decrease," Mr. Ficalora commented. "We expect the downward trend to be mitigated by the LICB and Atlantic transactions, and look forward to the positive contributions they are expected to make not only to our margin, but also to the addition of a commercial banking platform to our business model, and the long-term value of the Company.
    "The volume of loans produced in the last three months, while below the trailing-quarter level, actually exceeded our expectations, as market conditions became more conducive to lending as the quarter progressed," Mr. Ficalora said. "Of the $991 million of loans produced, the majority consisted of loans on multi-family buildings, which continue to be our primary niche. While margin contraction continued in the face of the flattening yield curve, our average yield on assets was stable, while the average yield on our loans, I'm pleased to say, increased.
    "We also are encouraged by the level of prepayment penalties during the quarter," Mr. Ficalora noted. "Prepayment penalties on loans rose $8.0 million to $13.2 million, including $1.8 million recorded in interest income, and $11.4 million recorded as fee income, largely reflecting the prepayment of a multi-family loan that had been in our portfolio for little more than a year. The increase in fee income contributed nicely to our third quarter earnings, which also reflected the benefit of our ongoing efficiency. Our efficiency ratio continues to be among the best in the nation, measuring 29.82% for the quarter and 27.90% year-to-date. Based on the strength of our earnings, on both a GAAP and cash basis," Mr. Ficalora noted, "we were quite comfortable in maintaining our quarterly cash dividend at the current $0.25 per share level, as we announced last week.
    "At the start of this year, we noted that 2005 would be a year of transition, and so it is proving to be," Mr. Ficalora said. "The improvements we've made to our balance sheet over the past five quarters will be reinforced by the addition of the LICB and Atlantic Bank franchises, and the value of our Company enhanced by the addition of their branches, products, and staff."

    Balance Sheet Summary

    The Company recorded total assets of $25.0 billion at September 30, 2005, a $977.1 million increase from the balance recorded at December 31, 2004. Reflecting the ongoing repositioning of the balance sheet, total loans rose $2.5 billion, or 18.4% in the first nine months of 2005, or 24.5% on an annualized basis, while total securities declined $1.4 billion, or 20.2%. At September 30, 2005, loans and securities represented 63.4% and 22.6%, respectively, of total assets, in contrast to 55.7% and 29.5%, respectively, at December 31, 2004.

    Loans

    The Company recorded total loans of $15.9 billion at the close of the current third quarter, up from $13.4 billion at December 31, 2004. The increase was driven by year-to-date originations totaling $4.8 billion, including $990.5 million in the three months ended September 30, 2005. Multi-family loans represented 73.3% of year-to-date originations, with commercial real estate and construction loans representing 13.5% and 10.7%, respectively. The growth of the loan portfolio was partly tempered by year-to-date repayments and sales totaling $2.3 billion, including $818.9 million in the third quarter of the year.
    Multi-family loans rose $2.2 billion, or 21.9%, from the balance recorded at the end of December to $12.0 billion, representing 75.6% of total loans, at September 30, 2005. The increase reflects year-to-date originations of $3.5 billion, including third quarter originations of $584.7 million. The portfolio had an average principal balance of $3.5 million at the close of the quarter and an average loan-to-value ratio of 60.1%. The expected weighted average life of the portfolio was 3.2 years at September 30, 2005.
    Multi-family loans are typically originated for a term of ten years, with a fixed rate of interest in the first five years, tied to the five-year Treasury, and a rate that adjusts annually in years six through ten. The Company's multi-family loans typically refinance within the first five-year period and, in doing so, generate prepayment penalties ranging from five points to one point of the initial loan balance.
    The majority of the Company's multi-family loans are secured by rent-regulated buildings in New York City and the proceeds typically used by the Company's borrowers to make improvements to the properties. Because the rents on the apartments in these buildings are generally below market, the buildings tend to be fully occupied, even during times of economic adversity. The Company's asset quality has been supported by its multi-family credits, which have not incurred a loss for more than twenty years.
    The Company has been originating multi-family loans in this market for several decades. Its longevity reflects the relationships it has developed with several leading mortgage brokers, who are familiar with the Company's lending practices, its underwriting standards, and its long-standing practice of lending on the cash flows produced by the rent rolls of the buildings collateralizing these loans. Because the multi-family market is largely broker-driven, these longstanding relationships have supported the growth of the Company's multi-family loan portfolio.
    Commercial real estate loans totaled $2.6 billion at September 30, 2005, representing 16.5% of total loans outstanding and a $470.3 million, or 22.0%, increase from the balance recorded at December 31, 2004. The increase reflects year-to-date originations totaling $640.1 million, including $165.4 million in the third quarter of the year. At September 30, 2005, the portfolio had an average principal balance of $2.7 million and a loan-to-value ratio of 58.2%; the expected weighted average life of the portfolio was 3.6 years at that date.
    The Company's commercial real estate loan portfolio is largely secured by mixed-use and office buildings in New York City and national credit retail shopping centers in both New York City and Long Island. Commercial real estate loans feature terms that parallel the terms featured by the Company's multi-family credits. The Company has not had a loss on a commercial real estate loan in more than ten years.
    The construction loan portfolio totaled $900.3 million at September 30, 2005, representing 5.7% of total loans outstanding and a $96.0 million, or 11.9%, increase from the year-end 2004 amount. The increase reflects year-to-date originations totaling $508.2 million, including $193.3 million in the third quarter of the year. The majority of the portfolio consists of loans for the construction of one-to-four family homes on Long Island, where the Bank is the primary lender to several leading builders and developers. The typical construction loan features a term of 18 to 24 months and a floating rate of interest tied to prime.
    Since December 1, 2000, the Company has been originating one-to-four family loans on a pass-through basis, and selling the loans to a third-party conduit within ten days of closing, service-released. Reflecting this practice, repayments, and the sale of loans totaling $170.7 million in the second quarter, the balance of one-to-four family loans declined $239.3 million, or 47.3%, from the year-end 2004 level to $266.8 million, representing 1.7% of total loans, at September 30, 2005. The remaining loans in portfolio are seasoned loans that were originated before the conduit policy was adopted or that were acquired in the Company's previous merger transactions.

    Asset Quality

    Non-performing assets totaled $35.6 million at the close of the current third quarter, representing a linked-quarter improvement of $7.2 million, or 16.8%. The September 30, 2005 amount was equivalent to 0.14% of total assets, an improvement from 0.17% at June 30, 2005.
    Included in the September 30, 2005 amount are two non-performing loans that are currently expected to be satisfied in the fourth quarter: a $10.7 million construction loan that is still accruing interest, and a $7.0 million non-accrual construction loan. Non-accrual loans totaled $23.7 million at the close of the third quarter, including mortgage loans of $22.5 million and other loans of $1.2 million.
    The allowance for loan losses totaled $78.0 million at September 30, 2005, equivalent to 0.49% and 227.23% of total loans and non-performing loans, respectively. Since December 31, 2004, the Company has charged-off $14,000 of consumer loans acquired in merger transactions, including three thousand dollars in the third quarter; no provisions for loan losses were recorded during this time.
    Other real estate owned totaled $1.3 million at the close of the third quarter, up from $485,000 at June 30, 2005. The increase reflects the addition of a single commercial real estate property in Manhattan that was previously included in non-accrual loans. The Company is currently in the process of marketing this property for sale and does not expect to incur a loss when such property is sold.

    Securities

    In keeping with the Company's focus on enhancing its market and interest rate risk profile, the balance of securities continued to decline in the third quarter of 2005. Securities totaled $5.6 billion, representing 22.6% of total assets, at the end of September, as compared to $7.1 billion, representing 29.5% of total assets, at December 31, 2004. Year-over-year, the contrast is even greater, with securities having totaled $7.5 billion and represented 31.8% of total assets at September 30, 2004.
    Available-for-sale securities represented $2.3 billion, or 40.2%, of total securities at the close of the current third quarter, and were down $836.4 million and $995.9 million, respectively, from the amounts recorded at December 31 and September 30, 2004. Mortgage-related securities represented $2.1 billion of the September 30, 2005 total, and were down $819.1 million and $989.3 million, respectively, from the balances recorded at the earlier dates. Other securities represented the remaining $189.8 million of available-for-sale securities at the close of the current third quarter, and were down $17.2 million and $6.6 million, respectively, from the balances recorded at December 31 and September 30, 2004.
    The after-tax net unrealized loss on securities available for sale was $36.8 million at the close of the current third quarter, as compared to $17.6 million at June 30, 2005. The difference was attributable to the increase in market interest rates over the three-month period.
    Held-to-maturity securities represented $3.4 billion, or 59.8%, of total securities at the close of the current third quarter, and were down $594.7 million and $872.9 million, respectively, from the amounts recorded at December 31 and September 30, 2004. Mortgage-related securities accounted for $1.7 billion of the September 30, 2005 total, down $439.9 million and $613.1 million, respectively, from the balances recorded at the earlier dates. Other securities held to maturity totaled $1.7 billion at the close of the current third quarter, and were down $154.8 million and $259.8 million, respectively, from the balances recorded at December 31 and September 30, 2004.
    In connection with the prospective acquisitions of Long Island Financial Corp. (Nasdaq: LICB) ("LICB") and Atlantic Bank of New York ("Atlantic Bank"), the Company has announced its intention of reducing the pro forma balance of securities by an additional $1.3 billion. Reflecting the anticipated post-acquisition reduction and the reductions to be made by the stand-alone company in the current fourth quarter, the securities portfolio is expected to equal approximately 19% of total assets.

    Sources of Funds

    The growth of the Company's loan portfolio has been supported by four primary funding sources: principal repayments and interest on loans; cash flows from securities redemptions and sales; wholesale borrowings in the form of FHLB-NY advances and repurchase agreements; and deposit growth.
    In connection with management's focus on reducing securities, securities generated year-to-date cash flows of approximately $1.4 billion, including $305 million in the third quarter of the year. Loan repayments generated cash flows of $2.1 billion in the current nine-month period, including $788.3 million in the three months ended September 30, 2005.
    While the Company's asset mix has changed significantly over the past several quarters, its liabilities have also been the focus of a strategic shift. The Company has taken several actions since the second quarter of 2004 to increase deposits, most recently including a marketing campaign to attract certificates of deposit ("CDs") and arranging the prospective acquisitions of LICB and Atlantic Bank. In addition, the Company has increased deposits by introducing MyBankingDirect.com, a nationwide online banking service; by forming The Premier Banking Group to attract deposits from local developers and property owners; and by partnering with local colleges to develop depository relationships with students and offering payment solutions to the colleges themselves.
    In anticipation of completing the LICB and Atlantic Bank acquisitions, which are expected to significantly increase the balance of low-cost core deposits, management opted to reduce certain types of deposits in the third quarter of 2005. Specifically, the Company decided to replace liquid money market accounts with more stable term deposits, and to allow the run-off of certain brokered deposits and money-market accounts. Reflecting these actions, deposits totaled $11.1 billion at the end of September, down $402.3 million from the balance at the close of the trailing quarter, but up $733.2 million and $933.1 million, respectively, from the balances recorded at December 31 and September 30, 2004. The linked-quarter reduction was largely due to the decline in brokered deposits and the strategic run-off of certain other NOW and money market accounts.
    NOW and money market accounts totaled $3.1 billion at the end of September, as compared to $4.0 billion at the close of the second quarter, and to $2.9 billion and $2.5 billion, respectively, at December 31 and September 30, 2004. Savings accounts declined to $2.5 billion from $2.6 billion at the close of the second quarter and from $3.1 billion at each of the earlier dates.
    The linked-quarter reductions were partly offset by a $23.8 million increase in non-interest-bearing deposits and by a $590.5 million increase in CDs. Non-interest-bearing deposits totaled $771.4 million at September 30, 2005, and were up $32.1 million from the year-end 2004 balance and up $56.5 million from the September 30, 2004 amount. CDs totaled $4.8 billion at the close of the current third quarter, and were up $1.0 billion and $954.0 million, respectively, from the levels recorded at the earlier dates.
    Reflecting the temporary shift in deposits, core deposits (consisting of NOW and money market accounts, savings accounts, and non-interest-bearing accounts) represented 57.2% of total deposits at the close of the current third quarter, while CDs represented 42.8%.
    In anticipation of the LICB and Atlantic Bank acquisitions, the Company modestly increased its use of wholesale borrowings in the third quarter of 2005. Wholesale borrowings totaled $9.4 billion at the end of September, signifying a $190.0 million increase from the second quarter-end level, and increases of $113.8 million and $297.3 million from the levels recorded at December 31 and September 30, 2004. The Company expects to utilize the low-cost funding to be acquired in the LICB and Atlantic Bank transactions, and the cash flows produced by the sale of securities acquired in conjunction with these transactions, to reduce its level of higher-cost wholesale funds over the next three to six months.
    Including junior subordinated debentures of $445.5 million and other borrowings of $358.0 million, the Company had total borrowed funds of $10.3 billion at September 30, 2005.

    Stockholders' Equity

    The Company recorded stockholders' equity of $3.3 billion at September 30, 2005, representing a $65.9 million increase from the balance recorded at December 31, 2004. The September 30, 2005 amount was equivalent to 13.00% of total assets, and a book value of $12.43 per share based on 261,654,328 shares. The year-end 2004 amount was equivalent to 13.26% of total assets, and a book value of $12.23 per share based on 260,533,784 shares.
    Tangible stockholders' equity (defined as total stockholders' equity less the sum of goodwill and core deposit intangibles, "CDI") equaled $1.2 billion at September 30, 2005, up $88.4 million from the balance recorded at December 31, 2004. Excluding net unrealized losses on securities from the respective totals, tangible stockholders' equity equaled 5.58% and 5.39% of tangible assets at the corresponding dates. Including net unrealized losses, tangible stockholders' equity equaled 5.37% and 5.22% of tangible assets, respectively.
    The increase in tangible stockholders' equity reflects the $274.6 million of cash earnings generated by the Company over the nine-month period, including net income of $255.2 million and additional contributions to tangible stockholders' equity of $19.4 million. (1) During this time, the Company paid dividends totaling $195.7 million, including $65.3 million in the third quarter, and allocated $1.1 million for the repurchase of 59,233 shares in stock-based benefit plan-related transactions. At September 30, 2005, there were 1,622,694 shares still available for repurchase under the Board of Directors' share repurchase authorization on April 20, 2004.
    At September 30, 2005, the Company's capital ratios continued to exceed the minimum federal requirements for a bank holding company and the Bank's capital ratios continued to exceed the minimum levels required for classification as a "well capitalized" institution under the FDIC Improvement Act. The Bank's Tier 1 leverage capital ratio improved to 8.76% at the close of the quarter from 8.63% at December 31, 2004.

    Earnings Summary for the Three Months Ended September 30, 2005

    Net Interest Income

    The Company recorded net interest income of $135.4 million in the current third quarter, as compared to $149.1 million in the second quarter of 2005. While intermediate-term interest rates began to rise, modestly, toward the end of September, short-term rates rose steadily over the course of the three-month period. As a result, the yield curve, which started to flatten in the third quarter of 2004, was essentially flat in the current third quarter; in addition, the volume of loans produced in the quarter was below the trailing-quarter volume, as expected, reflecting seasonal factors, market conditions, and the level of market interest rates. For the first time since the fourth quarter of 2004, the decline in the average balance of securities exceeded the growth in the average balance of loans.
    As a result of these factors, the interest income produced in the third quarter of 2005 declined to $287.9 million from $291.1 million in the second quarter of the year. The reduction was attributable to a $50.1 million decline in the average balance of interest-earning assets to $21.8 billion and a five-basis point decline in the average yield to 5.27%. While average loans rose $475.2 million during this time to $15.6 billion, the increase was offset by a $533.1 million reduction in average mortgage-related securities to $4.0 billion. At the same time, the average yield on mortgage-related securities declined to 4.20% from 4.48% in the trailing quarter, offsetting a two-basis point increase in the average yield on loans to 5.50%. While the five-year Treasury rate rose 46 basis points over the course of the quarter, the contribution of pre-payment penalties to interest income declined to $1.8 million from $2.1 million in the second quarter of the year.
    The modest decline in interest income in the current third quarter was coupled with a $10.4 million linked-quarter increase in interest expense, to $152.4 million. While the average balance of interest-bearing liabilities declined $69.4 million to $20.8 billion, linked-quarter, the reduction was offset by a 16-basis point increase in the average cost of funds, to 2.89%. In addition to the steady rise in short-term interest rates over the course of the quarter, the higher cost was largely due to a $500.0 million rise in average CDs to $4.4 billion and a 36-basis point increase in the average cost of such funds to 2.84%. The increase in average CDs was partly offset by a $198.2 million reduction in the average balance of core deposits to $7.0 billion and by a $310.4 million decline in the average balance of borrowed funds to $10.1 billion. Despite the reduction in the average balances of these funding sources, the average cost of core deposits rose 13 basis points to 1.43% and the average cost of borrowed funds rose 10 basis points to 3.74%.
    Reflecting the same combination of factors that contributed to the linked-quarter reduction in net interest income, the Company's net interest margin narrowed to 2.52% in the current third quarter from 2.73% in the trailing three-month period. To reduce its exposure to future short-term interest rate increases, the Company has taken a series of actions in 2005, including paying down most of its short-term wholesale borrowings in the first and second quarters, and extending an additional $2.0 billion of wholesale borrowings to an average maturity of two years with an average cost of 3.37% during the same time. In addition, management expects that the addition of LICB and Atlantic's lower-cost core deposits will benefit the Company's net interest margin.

    Non-interest Income

    Non-interest income largely consists of fee income, which generally includes retail deposit fees, charges on loans, and prepayment penalties; and other income, which primarily includes the revenues produced through the sale of third-party investment products, and the income generated by the Company's investment in Bank-owned Life Insurance ("BOLI") and by its investment advisory firm, Peter B. Cannell & Co., Inc. ("PBC").
    In the third quarter of 2005, the Company recorded non-interest income of $33.1 million, signifying a $3.2 million increase from the level recorded in the second quarter of the year. The increase was fueled by a rise in fee income, which was attributable to an $8.3 million increase in prepayment penalties to $11.4 million, stemming from a rise in refinancing activity. Fee income totaled $19.8 million in the current third quarter, signifying an $8.7 million, or 79.0%, increase from the level recorded in the trailing three-month period.
    Other income totaled $13.2 million in the third quarter of 2005, as compared to $16.0 million in the second quarter of the year. The Company recorded a $2.8 million gain on the sale of loans in the trailing quarter, which accounted for the linked-quarter decline. BOLI income represented $5.5 million of third quarter 2005 other income, as compared to $6.2 million in the trailing three months. PBC revenues rose $557,000 during this time, to $3.1 million, offsetting a $350,000 decline in revenues from the sale of third-party investment products to $1.8 million.

    Non-interest Expense

    Non-interest expense consists of operating expenses, which include compensation and benefits, occupancy and equipment, general and administrative ("G&A"), and other expenses; and the amortization of the CDI stemming from the Company's mergers with Richmond County Financial Corp. and Roslyn Bancorp, Inc.
    In the third quarter of 2005, the Company recorded total non-interest expense of $53.2 million, as compared to $52.2 million in the second quarter of the year. Operating expenses represented $50.2 million of the third quarter 2005 total and 0.80% of average assets, as compared to $49.3 million, representing 0.79% of average assets, in the trailing three-month period.
    The linked-quarter increase in operating expenses stemmed from two components: an $898,000 increase in compensation and benefits expense to $26.1 million and a $997,000 increase in G&A expense to $12.1 million. The increase in compensation and benefits expense primarily reflects additional costs relating to retail operations, including incentive compensation for PBC officers, while the increase in G&A expense largely reflects the costs of the Bank's deposit-gathering initiatives. These increases were partly offset by a $199,000 decline in occupancy and equipment expense to $10.9 million and a $772,000 reduction in other expenses to $1.2 million.

    Income Tax Expense

    Income tax expense totaled $37.7 million in the current third quarter, down from $40.3 million in the second quarter of 2005. Pre-tax income totaled $115.3 million and $126.8 million in the respective quarters, while the effective tax rate equaled 32.7% and 31.8%, respectively. In the second quarter of 2005, the Company received a New Markets Tax Credit allocation, which has entitled the Company to recognize $16.4 million in tax credits from the U.S. Treasury Department over a period of seven years.

    Company Profile

    New York Community Bancorp, Inc. is the holding company for New York Community Bank and the fifth largest thrift in the nation, with total assets of $25.0 billion at September 30, 2005. The Bank serves its customers through a network of 141 banking offices in New York City, Long Island, Westchester County, and northern New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. The Bank is the leading producer of multi-family mortgage loans for portfolio in New York City and the third largest thrift depository in the New York metropolitan region. Additional information about the Company is available at www.myNYCB.com.

    Post-Earnings Release Conference Call

    The Company will host a conference call on October 19, 2005 at 9:30 a.m. (ET) to discuss the highlights of its third quarter 2005 performance and the anticipated benefits of its prospective acquisitions of LICB and Atlantic Bank. The conference call may be accessed by phoning 800-946-0713 (for domestic calls) or 719-457-2642 (for international calls) and providing the following access code:
7851341. A replay of the conference call will be available through midnight on October 28th, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived approximately two hours following completion of the call through 5:00 p.m. on November 2, 2005.

    New York Community Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission (the "SEC") containing a proxy statement/prospectus and other documents regarding its proposed transaction with Long Island Financial Corp. Investors are urged to read the proxy statement/prospectus because it contains important information about New York Community Bancorp, Inc. and Long Island Financial Corp., and the prospective transaction. Copies of this proxy statement/prospectus have been mailed to Long Island Financial Corp. shareholders and, together with other documents filed by New York Community Bancorp, Inc. or Long Island Financial Corp. with the SEC, may be obtained free of charge at the SEC's website (www.sec.gov) or by directing a request to New York Community Bancorp, Inc. c/o the Investor Relations Department, 615 Merrick Avenue, Westbury, N.Y. 11590 or the Corporate Secretary, Long Island Financial Corp., 1601 Veterans Highway, Suite 120, Islandia, N.Y. 11749.
    Long Island Financial Corp. and its directors, executive officers and certain other members of management, and employees may be soliciting proxies from their shareholders in favor of the proposed transaction. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Long Island Financial Corp.'s shareholders in connection with the proposed transaction is set forth in Long Island Financial Corp.'s proxy statement filed with the SEC on March 25, 2005 relating to its annual meeting of shareholders held on April 20, 2005. Additional information is set forth in the proxy statement/prospectus filed with the SEC.

    Forward-looking Statements and Associated Risk Factors

    This release and the associated conference call, like other written and oral communications presented by the Company and its authorized officers, may contain certain forward-looking statements regarding the Company's prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. The Company's ability to predict results or the actual effects of its plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    There are a number of factors, many of which are beyond the Company's control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, general economic conditions, either nationally or locally in some or all of the areas in which we conduct our business; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income or future cash flows; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in our local markets; changes in real estate values, which could impact the quality of the assets securing our loans; changes in the quality or composition of the loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; the Company's timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; the outcome of pending or threatened litigation or of other matters before regulatory agencies, whether currently existing or commencing in the future; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting the Company's operations, pricing, and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control.
    In addition, the following factors, among others, could cause the actual results of the transactions with Long Island Financial Corp. and Atlantic Bank of New York to differ materially from the expectations stated in this release and the associated conference call: the ability of the companies involved to obtain the required regulatory approvals; the ability of the companies involved to consummate the transactions; a materially adverse change in the financial condition of New York Community Bancorp, Inc., Long Island Financial Corp., or Atlantic Bank of New York; the ability of New York Community Bancorp, Inc. to successfully integrate the assets, liabilities, customers, systems, and any management personnel it may acquire into its operations pursuant to the transactions; and the ability to realize the related revenue synergies and cost savings within the expected time frames.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

    (1) Please see the discussion and reconciliation of GAAP and cash earnings on page 14 of this release.


                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                   (in thousands, except share data)


                                           September 30, December 31,
                                               2005          2004
                                            (unaudited)
                                           ------------- -------------
Assets
Cash and due from banks                    $    204,887  $    188,850
Securities available for sale:
   Mortgage-related securities                2,081,894     2,901,039
   Other securities                             189,827       207,070
Securities held to maturity:
   Mortgage-related securities (fair market
    value of $1,647,130 and $2,091,748,
    respectively)                             1,726,551     2,166,416
   Other securities (fair market value of
    $1,673,644 and $1,826,063, respectively)  1,651,355     1,806,198
                                           ------------- -------------
Total securities                              5,649,627     7,080,723
Mortgage loans:
   Multi-family                              11,994,019     9,842,444
   Commercial real estate                     2,610,979     2,140,727
   Construction                                 900,266       804,219
   1-4 family                                   266,806       506,116
                                           -------------  ------------
Total mortgage loans                         15,772,070    13,293,506
Other loans                                      83,466       102,538
                                           ------------- -------------
Total loans                                  15,855,536    13,396,044
Less:  Allowance for loan losses                (78,043)      (78,057)
                                           ------------- -------------
Loans, net                                   15,777,493    13,317,987
Federal Home Loan Bank of New York stock,
 at cost                                        312,694       232,215
Premises and equipment, net                     138,035       148,263
Goodwill                                      1,937,680     1,951,438
Core deposit intangibles                         78,750        87,553
Other assets                                    915,778     1,030,797
                                           ------------- -------------
Total assets                               $ 25,014,944  $ 24,037,826
                                           ============= =============

Liabilities and Stockholders' Equity
Deposits:
   NOW and money market accounts           $  3,146,858  $  2,850,218
   Savings accounts                           2,455,166     3,060,334
   Certificates of deposit                    4,761,873     3,752,327
   Non-interest-bearing accounts                771,382       739,238
                                           ------------- -------------
Total deposits                               11,135,279    10,402,117
                                           ------------- -------------
Official checks outstanding                      40,047        16,831
Borrowed funds:
   Wholesale borrowings                       9,448,793     9,334,953
   Junior subordinated debentures               445,525       446,084
   Other borrowings                             358,048       361,504
                                           ------------- -------------
Total borrowed funds                         10,252,366    10,142,541
Mortgagors' escrow                              101,155        54,555
Other liabilities                               233,802       235,368
                                           ------------- -------------
Total liabilities                            21,762,649    20,851,412
                                           ------------- -------------
Stockholders' equity:
   Preferred stock at par $0.01 (5,000,000
    shares authorized; none issued)                  --            --
   Common stock at par $0.01 (600,000,000
    shares authorized; 273,396,452
    shares issued; 266,010,822 and
    265,190,635 shares outstanding,
    respectively)                                 2,734         2,734
   Paid-in capital in excess of par           3,019,445     3,013,241
   Retained earnings (partially restricted)     505,332       452,134
   Less:  Treasury stock (7,385,630 and
           8,205,817 shares, respectively)     (207,812)     (223,230)
          Unallocated common stock held by
           ESOP                                 (13,711)      (14,655)
          Common stock held by SERP and
           Deferred Compensation Plans           (3,113)       (3,113)
   Net unrealized loss on securities
    available for sale, net of tax              (36,751)      (20,443)
   Net unrealized loss on securities
    transferred to held to maturity, net of
    tax                                         (13,829)      (20,254)
                                           ------------- -------------
Total stockholders' equity                    3,252,295     3,186,414
                                           ------------- -------------
Total liabilities and stockholders' equity $ 25,014,944  $ 24,037,826
                                           ============= =============


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)
                              (unaudited)


                                                      For the Nine
                      For the Three Months Ended      Months Ended
                     ----------------------------- -------------------
                     September   June    September September September
                        30,       30,       30,       30,       30,
                       2005      2005      2004      2005      2004
                     --------- --------- --------- --------- ---------
Interest Income:
   Mortgage and other
    loans            $215,251  $207,826  $167,713  $611,369  $484,734
   Mortgage-related
    securities         42,354    51,139    75,332   153,490   313,249
   Other securities    30,050    32,027    34,474    95,978   104,287
   Money market
    investments           217       137        79       558       376
                     --------- --------- --------- --------- ---------
Total interest
 income               287,872   291,129   277,598   861,395   902,646
                     --------- --------- --------- --------- ---------

Interest Expense:
   NOW and money
    market accounts    22,087    20,015     6,725    54,493    18,944
   Savings accounts     3,061     3,346     4,677    10,410    12,208
   Certificates of
    deposit            31,285    24,049    14,557    75,422    32,271
   Borrowed funds      95,939    94,521    79,580   277,550   218,306
   Mortgagors' escrow      60        67        66       193       181
                     --------- --------- --------- --------- ---------
Total interest
 expense              152,432   141,998   105,605   418,068   281,910
                     --------- --------- --------- --------- ---------
      Net interest
       income         135,440   149,131   171,993   443,327   620,736
Provision for loan
 losses                    --        --        --        --        --
                     --------- --------- --------- --------- ---------
      Net interest
       income after
       provision for
       loan losses    135,440   149,131   171,993   443,327   620,736
                     --------- --------- --------- --------- ---------

Non-interest Income
 (Loss):
   Fee income          19,779    11,049    13,915    43,739    45,873
   Net securities
    gains (losses)         83     2,868       412     2,999  (146,859)
   Other               13,200    15,969    12,182    48,218    38,742
                     --------- --------- --------- --------- ---------
Total non-interest
 income (loss)         33,062    29,886    26,509    94,956   (62,244)
                     --------- --------- --------- --------- ---------

Non-interest
 Expense:
Operating expenses:
   Compensation and
    benefits           26,057    25,159    23,254    76,617    72,049
   Occupancy and
    equipment          10,886    11,085    10,834    33,359    30,142
   General and
    administrative     12,116    11,119    11,235    35,223    34,180
   Other                1,181     1,953     2,134     4,990     5,784
                     --------- --------- --------- --------- ---------
Total operating
 expenses              50,240    49,316    47,457   150,189   142,155
   Amortization of
    core deposit
    intangibles         2,930     2,930     2,860     8,803     8,580
                     --------- --------- --------- --------- ---------
Total non-interest
 expense               53,170    52,246    50,317   158,992   150,735
                     --------- --------- --------- --------- ---------
Income before income
 taxes                115,332   126,771   148,185   379,291   407,757
Income tax expense     37,717    40,299    49,353   124,122   136,147
                     --------- --------- --------- --------- ---------
      Net Income     $ 77,615  $ 86,472  $ 98,832  $255,169  $271,610
                     ========= ========= ========= ========= =========

      Basic earnings
       per share        $0.30     $0.33     $0.38     $0.98     $1.05
                     ========= ========= ========= ========= =========
      Diluted
       earnings per
       share            $0.30     $0.33     $0.38     $0.97     $1.01
                     ========= ========= ========= ========= =========




                   NEW YORK COMMUNITY BANCORP, INC.
        DISCUSSION AND RECONCILIATION OF GAAP AND CASH EARNINGS


    Although cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that cash earnings are an important measure because of their contribution to tangible stockholders' equity. (1)
    The Company calculates cash earnings by adding back to net income certain items that have been charged against earnings, net of income taxes, but that have been added back to tangible stockholders' equity. These items typically fall into four categories: expenses related to the amortization and appreciation of shares held in the Company's stock-related benefit plan; the associated tax benefits; dividends on unallocated ESOP shares; and the amortization of the CDI stemming from the Company's mergers with Roslyn Bancorp, Inc. and Richmond County Financial Corp. on October 31, 2003 and July 31, 2001, respectively.
    Unlike other expenses incurred by the Company, the aforementioned charges do not reduce the Company's tangible stockholders' equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its operating performance and to compare its performance with other companies in the banking industry that also report cash earnings.
    Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.
    A reconciliation of the Company's GAAP and cash earnings for the three months ended September 30, 2005, June 30, 2005, and September 30, 2004 and the nine months ended September 30, 2005 and 2004 follows:


                                                     For the Nine
                     For the Three Months Ended      Months Ended
                    ----------------------------- -------------------
                    Sept. 30, June 30, Sept. 30, Sept. 30, Sept. 30, (in thousands, except per
 share data)          2005      2005      2004      2005      2004
                    --------- --------- --------- --------- ---------
Net income           $77,615   $86,472  $ 98,832  $255,169  $271,610
Additional
 contributions to
 tangible
 stockholders'
 equity:
   Amortization and
    appreciation of
    shares held in
    stock-related
    benefit plan       1,775     1,792     2,132     5,411     7,463
   Associated tax
    benefits             346       242       840     1,737    26,371
   Dividends on
    unallocated ESOP
    shares             1,164     1,164     1,268     3,492     3,599
   Amortization of
    core deposit
    intangibles        2,930     2,930     2,860     8,803     8,580
                    --------- --------- --------- --------- ---------
Total additional
 contributions to
 tangible
 stockholders'
 equity                6,215     6,128     7,100    19,443    46,013
                    --------- --------- --------- --------- ---------
Cash earnings        $83,830   $92,600  $105,932  $274,612  $317,623
                    ========= ========= ========= ========= =========
Adjustments to cash
 earnings:
   Net loss on sale
    of securities
    relating to
    balance sheet
    repositioning         --        --        --        --   157,215
   Income tax
    benefit on
    adjustment            --        --        --        --   (62,336)
                    --------- --------- --------- --------- ---------
Cash earnings
 excluding
 repositioning
 charge              $83,830   $92,600  $105,932  $274,612  $412,502
                    ========= ========= ========= ========= =========

CASH EARNINGS DATA:
Basic cash earnings
 per share            $0.32     $0.36     $0.41     $1.06     $1.22
Diluted cash
 earnings per share    0.32      0.35      0.40      1.05      1.18
Cash return on
 average assets        1.34%     1.48%     1.78%     1.48%     1.67%
Cash return on
 average tangible
 assets                1.46      1.61      1.94      1.61      1.81
Cash return on
 average
 stockholders'
 equity               10.42     11.54     13.83     11.45     13.37
Cash return on
 average tangible
 stockholders'
 equity               27.98     31.13     41.59     31.20     37.48
Cash efficiency
 ratio                28.76     26.55     22.83     26.90     24.12

CASH EARNINGS DATA
 EXCLUDING 2Q 2004
 REPOSITIONING
 CHARGE:
Basic cash earnings
 per share                                                    $1.59
Diluted cash
 earnings per share                                            1.54
Cash return on
 average assets                                                2.16%
Cash return on
 average tangible
 assets                                                        2.35
Cash return on
 average
 stockholders'
 equity                                                       17.37
Cash return on
 average tangible
 stockholders'
 equity                                                       48.68
Cash efficiency
 ratio                                                        18.82


(1) Tangible stockholders' equity is calculated by subtracting the sum of goodwill and CDI from total stockholders' equity.


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)


                                          Three Months Ended
                                --------------------------------------
                                          September 30, 2005
                                --------------------------------------
                                                            Average
                                  Average                    Yield/
                                  Balance      Interest       Cost
                                ------------ ------------ ------------

Assets:
 Interest-earning assets:
    Mortgage and other loans,
     net                        $15,634,545     $215,251        5.50%
    Mortgage-related securities   4,031,985       42,354        4.20
    Other securities              2,142,098       30,050        5.61
    Money market investments         29,893          217        2.88
                                ------------ ------------ ------------
 Total interest-earning assets   21,838,521      287,872        5.27
 Non-interest-earning assets      3,171,742
                                ------------
 Total assets                   $25,010,263
                                ============
Liabilities and Stockholders'
 Equity:
 Interest-bearing deposits:
    NOW and money market
     accounts                   $ 3,683,615     $ 22,087        2.38%
    Savings accounts              2,540,224        3,061        0.48
    Certificates of deposit       4,371,220       31,285        2.84
    Mortgagors' escrow               86,253           60        0.28
                                ------------ ------------ ------------
 Total interest-bearing deposits 10,681,312       56,493        2.10
    Borrowed funds               10,070,162       95,939        3.74
                                ------------ ------------ ------------
 Total interest-bearing
  liabilities                    20,751,474      152,432        2.89
 Non-interest-bearing deposits      742,346
 Other liabilities                  299,650
                                ------------
 Total liabilities               21,793,470
 Stockholders' equity             3,216,793
                                ------------
 Total liabilities and
  stockholders' equity          $25,010,263
                                ============
 Net interest income/interest
  rate spread                                   $135,440        2.38%
                                             ============ ============
 Net interest-earning assets/net
  interest margin                $1,087,047                     2.52%
                                ============              ============
 Ratio of interest-earning
  assets to interest-bearing
  liabilities                                                   1.05x
                                                          ============

 Core deposits                   $6,966,185      $25,148        1.43%
                                ============ ============ ============


                                          Three Months Ended
                                --------------------------------------
                                            June 30, 2005
                                --------------------------------------
                                                            Average
                                  Average                    Yield/
                                  Balance      Interest       Cost
                                ------------ ------------ ------------

Assets:
 Interest-earning assets:
    Mortgage and other loans,
     net                        $15,159,345     $207,826        5.48%
    Mortgage-related securities   4,565,084       51,139        4.48
    Other securities              2,138,316       32,027        5.99
    Money market investments         25,839          137        2.12
                                ------------ ------------ ------------
 Total interest-earning assets   21,888,584      291,129        5.32
 Non-interest-earning assets      3,183,082
                                ------------
 Total assets                   $25,071,666
                                ============
Liabilities and Stockholders'
 Equity:
 Interest-bearing deposits:
    NOW and money market
     accounts                   $ 3,716,640     $ 20,015        2.15%
    Savings accounts              2,711,365        3,346        0.49
    Certificates of deposit       3,871,262       24,049        2.48
    Mortgagors' escrow              141,046           67        0.19
                                ------------ ------------ ------------
 Total interest-bearing deposits 10,440,313       47,477        1.82
    Borrowed funds               10,380,575       94,521        3.64
                                ------------ ------------ ------------
 Total interest-bearing
  liabilities                    20,820,888      141,998        2.73
 Non-interest-bearing deposits      736,350
 Other liabilities                  303,490
                                ------------
 Total liabilities               21,860,728
 Stockholders' equity             3,210,938
                                ------------
 Total liabilities and
  stockholders' equity          $25,071,666
                                ============
 Net interest income/interest
  rate spread                                   $149,131        2.59%
                                             ============ ============
 Net interest-earning assets/net
  interest margin                $1,067,696                     2.73%
                                ============              ============
 Ratio of interest-earning
  assets to interest-bearing
  liabilities                                                   1.05x
                                                          ============

 Core deposits                   $7,164,355      $23,361        1.30%
                                ============ ============ ============


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)


                                   Three Months Ended September 30,
                                --------------------------------------
                                                2005
                                --------------------------------------
                                                            Average
                                  Average                    Yield/
                                  Balance      Interest       Cost
                                ------------ ------------ ------------

Assets:
 Interest-earning assets:
    Mortgage and other loans,
     net                        $15,634,545     $215,251        5.50%
    Mortgage-related securities   4,031,985       42,354        4.20
    Other securities              2,142,098       30,050        5.61
    Money market investments         29,893          217        2.88
                                ------------ ------------ ------------
 Total interest-earning assets   21,838,521      287,872        5.27
 Non-interest-earning assets      3,171,742
                                ------------
 Total assets                   $25,010,263
                                ============
Liabilities and Stockholders'
 Equity:
 Interest-bearing deposits:
    NOW and money market
     accounts                   $ 3,683,615     $ 22,087        2.38%
    Savings accounts              2,540,224        3,061        0.48
    Certificates of deposit       4,371,220       31,285        2.84
    Mortgagors' escrow               86,253           60        0.28
                                ------------ ------------ ------------
 Total interest-bearing deposits 10,681,312       56,493        2.10
    Borrowed funds               10,070,162       95,939        3.74
                                ------------ ------------ ------------
 Total interest-bearing
  liabilities                    20,751,474      152,432        2.89
 Non-interest-bearing deposits      742,346
 Other liabilities                  299,650
                                ------------
 Total liabilities               21,793,470
 Stockholders' equity             3,216,793
                                ------------
 Total liabilities and
  stockholders' equity          $25,010,263
                                ============
 Net interest income/interest
  rate spread                                   $135,440        2.38%
                                             ============ ============
 Net interest-earning assets/net
  interest margin                $1,087,047                     2.52%
                                ============              ============
 Ratio of interest-earning
  assets to interest-bearing
  liabilities                                                   1.05x
                                                          ============

 Core deposits                   $6,966,185      $25,148        1.43%
                                ============ ============ ============


                                   Three Months Ended September 30,
                                --------------------------------------
                                                2004
                                --------------------------------------
                                                            Average
                                  Average                    Yield/
                                  Balance      Interest       Cost
                                ------------ ------------ ------------

Assets:
 Interest-earning assets:
    Mortgage and other loans,
     net                        $12,095,799     $167,713        5.55%
    Mortgage-related securities   6,011,255       75,332        5.01
    Other securities              2,433,443       34,474        5.67
    Money market investments         30,165           79        1.05
                                ------------ ------------ ------------
 Total interest-earning assets   20,570,662      277,598        5.40
 Non-interest-earning assets      3,290,315
                                ------------
 Total assets                   $23,860,977
                                ============
Liabilities and Stockholders'
 Equity:
 Interest-bearing deposits:
    NOW and money market
     accounts                   $ 2,551,665     $  6,725        1.05%
    Savings accounts              3,015,101        4,677        0.62
    Certificates of deposit       3,846,389       14,557        1.51
    Mortgagors' escrow               67,762           66        0.39
                                ------------ ------------ ------------
 Total interest-bearing deposits  9,480,917       26,025        1.10
    Borrowed funds               10,386,390       79,580        3.06
                                ------------ ------------ ------------
 Total interest-bearing
  liabilities                    19,867,307      105,605        2.13
 Non-interest-bearing deposits      726,148
 Other liabilities                  204,366
                                ------------
 Total liabilities               20,797,821
 Stockholders' equity             3,063,156
                                ------------
 Total liabilities and
  stockholders' equity          $23,860,977
                                ============
 Net interest income/interest
  rate spread                                   $171,993        3.27%
                                             ============ ============
 Net interest-earning assets/net
  interest margin                  $703,355                     3.34%
                                ============              ============
 Ratio of interest-earning
  assets to interest-bearing
  liabilities                                                   1.04x
                                                          ============

 Core deposits                   $6,292,914      $11,402        0.72%
                                ============ ============ ============


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)


                                    Nine Months Ended September 30,
                                --------------------------------------
                                                2005
                                --------------------------------------
                                                            Average
                                  Average                    Yield/
                                  Balance      Interest       Cost
                                ------------ ------------ ------------

Assets:
 Interest-earning assets:
    Mortgage and other loans,
     net                        $14,855,006     $611,369        5.49%
    Mortgage-related securities   4,517,406      153,490        4.53
    Other securities              2,161,131       95,978        5.92
    Money market investments         29,009          558        2.57
                                ------------ ------------ ------------
 Total interest-earning assets   21,562,552      861,395        5.33
 Non-interest-earning assets      3,218,251
                                ------------
 Total assets                   $24,780,803
                                ============
Liabilities and Stockholders'
 Equity:
 Interest-bearing deposits:
    NOW and money market
     accounts                   $ 3,470,270     $ 54,493        2.10%
    Savings accounts              2,723,074       10,410        0.51
    Certificates of deposit       3,995,786       75,422        2.52
    Mortgagors' escrow              105,665          193        0.24
                                ------------ ------------ ------------
 Total interest-bearing deposits 10,294,795      140,518        1.82
    Borrowed funds               10,250,119      277,550        3.57
                                ------------ ------------ ------------
 Total interest-bearing
  liabilities                    20,544,914      418,068        2.70
 Non-interest-bearing deposits      735,791
 Other liabilities                  301,084
                                ------------
 Total liabilities               21,581,789
 Stockholders' equity             3,199,014
                                ------------
 Total liabilities and
  stockholders' equity          $24,780,803
                                ============
 Net interest income/interest
  rate spread                                   $443,327        2.63%
                                             ============ ============
 Net interest-earning assets/net
  interest margin                $1,017,638                     2.76%
                                ============              ============
 Ratio of interest-earning
  assets to interest-bearing
  liabilities                                                   1.05x
                                                          ============

 Core deposits                   $6,929,135      $64,903        1.25%
                                ============ ============ ============


                                   Nine Months Ended September 30,
                                --------------------------------------
                                                2004
                                --------------------------------------
                                                            Average
                                  Average                    Yield/
                                  Balance      Interest       Cost
                                ------------ ------------ ------------

Assets:
 Interest-earning assets:
    Mortgage and other loans,
     net                        $11,267,414     $484,734        5.74%
    Mortgage-related securities   8,279,071      313,249        5.04
    Other securities              2,474,345      104,287        5.62
    Money market investments         24,611          376        2.04
                                ------------ ------------ ------------
 Total interest-earning assets   22,045,441      902,646        5.46
 Non-interest-earning assets      3,363,653
                                ------------
 Total assets                   $25,409,094
                                ============
Liabilities and Stockholders'
 Equity:
 Interest-bearing deposits:
    NOW and money market
     accounts                   $ 2,478,170     $ 18,944        1.02%
    Savings accounts              2,914,385       12,208        0.56
    Certificates of deposit       3,916,079       32,271        1.10
    Mortgagors' escrow               78,976          181        0.31
                                ------------ ------------ ------------
 Total interest-bearing deposits  9,387,610       63,604        0.90
    Borrowed funds               11,935,988      218,306        2.44
                                ------------ ------------ ------------
 Total interest-bearing
  liabilities                    21,323,598      281,910        1.76
 Non-interest-bearing deposits      702,044
 Other liabilities                  216,430
                                ------------
 Total liabilities               22,242,072
 Stockholders' equity             3,167,022
                                ------------
 Total liabilities and
  stockholders' equity          $25,409,094
                                ============
 Net interest income/interest
  rate spread                                   $620,736        3.70%
                                             ============ ============
 Net interest-earning assets/net
  interest margin                  $721,843                     3.75%
                                ============              ============
 Ratio of interest-earning
  assets to interest-bearing
  liabilities                                                   1.03x
                                                          ============

 Core deposits                   $6,094,599      $31,152        0.68%
                                ============ ============ ============


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
        (dollars in thousands, except share and per share data)
                              (unaudited)


                                    For the Three Months Ended
                             -----------------------------------------
                                Sept. 30,     June 30,      Sept. 30,
                                  2005          2005          2004
                             ------------- ------------- -------------
GAAP EARNINGS DATA:
Net income                       $77,615       $86,472       $98,832
Basic earnings per share            0.30          0.33          0.38
Diluted earnings per share          0.30          0.33          0.38
Return on average assets            1.24%         1.38%         1.66%
Return on average tangible
 assets (1)                         1.38          1.53          1.84
Return on average
 stockholders' equity               9.65         10.77         12.91
Return on average tangible
 stockholders' equity (1)          26.49         29.66         39.48
Efficiency ratio                   29.82         27.55         23.91
Operating expenses to
 average assets                     0.80          0.79          0.80
Interest rate spread                2.38          2.59          3.27
Net interest margin                 2.52          2.73          3.34
Shares used for basic EPS
 computation                 260,580,328   260,203,948   259,123,652
Shares used for diluted EPS
 computation                 262,615,785   262,349,662   262,473,373


                                            For the Nine Months Ended
                                           ---------------------------
                                              Sept. 30,     Sept. 30,
                                                2005          2004
                                           ------------- -------------
GAAP EARNINGS DATA:
Net income                                    $255,169      $271,610
Basic earnings per share                          0.98          1.05
Diluted earnings per share                        0.97          1.01
Return on average assets                          1.37%         1.43%
Return on average tangible assets (1)             1.53          1.58
Return on average stockholders' equity           10.64         11.43
Return on average tangible stockholders'
 equity (1)                                      29.59         32.66
Efficiency ratio                                 27.90         25.45
Operating expenses to average assets              0.81          0.75
Interest rate spread                              2.63          3.70
Net interest margin                               2.76          3.75
Shares used for basic EPS computation      260,221,487   259,909,843
Shares used for diluted EPS computation    262,363,539   268,120,962

EARNINGS DATA EXCLUDING 2Q 2004
 REPOSITIONING CHARGE (2) :
Net income                                                  $366,489
Basic earnings per share                                        1.41
Diluted earnings per share                                      1.37
Return on average assets                                        1.92%
Return on average tangible assets (1)                           2.12
Return on average stockholders' equity                         15.43
Return on average tangible stockholders'
 equity (1)                                                    43.86
Efficiency ratio (3)                                           19.86


                                               At             At
                                          September 30,   December 31,
                                              2005           2004
                                         -------------- --------------
BALANCE SHEET DATA:
Book value per share                           $12.43         $12.23
Tangible book value per share                    4.72           4.40
Stockholders' equity to total assets            13.00%         13.26%
Tangible stockholders' equity to tangible
 assets (1)                                      5.37           5.22
Tangible stockholders' equity to tangible
 assets excluding net unrealized losses
 on securities (1)                               5.58           5.39
Shares used for book value computation    261,654,328    260,533,784
Total shares issued and outstanding       266,010,822    265,190,635

ASSET QUALITY RATIOS:
Non-performing loans to total loans              0.22%          0.21%
Non-performing assets to total assets            0.14           0.12
Allowance for loan losses to
 non-performing loans                          227.23         277.31
Allowance for loan losses to total loans         0.49           0.58


(1) Tangible assets and tangible stockholders' equity are calculated by subtracting from total assets and total stockholders' equity the sum of goodwill and CDI. Average tangible assets and average tangible stockholders' equity are calculated by subtracting from average assets and average stockholders' equity the sum of average goodwill and average CDI.

(2) Amounts for the nine months ended September 30, 2004 exclude the impact of a $94.9 million, or $0.35 per diluted share, after-tax loss on the sale of securities relating to the repositioning of the balance sheet (the "repositioning charge").

(3) The ratio for the nine months ended September 30, 2004 excludes a $157.2 million net loss on the sale of securities relating to the balance sheet repositioning.


    CONTACT: New York Community Bancorp, Inc.
             Investor Relations:
             Ilene A. Angarola, 516-683-4420